Exhibit 5.1

[Buchanan Ingersoll & Rooney PC Letterhead]

February 14, 2012

Kennametal Inc.

World Headquarters

1600 Technology Way

P.O. Box 231

Latrobe, Pennsylvania 15650-0231

RE:	Kennametal Inc. $300,000,000

3.875% Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to Kennametal Inc., a Pennsylvania corporation (the “Company”), in connection with the public offering of $300,000,000 aggregate principal amount of the Company’s 3.875% Senior Notes due 2021 (the “Notes”) issued under the Indenture, dated as of February 14, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 14, 2012, between the Company and the Trustee (the “First Supplemental Indenture”; and together with the Base Indenture, the “Indenture”). On February 9, 2012, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Notes. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the registration statement on Form S-3 (File No. 333-160474) of the Company relating to the Notes and other securities filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act on July 8, 2009, allowing for delayed offerings pursuant to Rule 415 under the Securities Act, including information deemed to be a part of the registration statement pursuant to Rule 430B of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of the Underwriting Agreement;

(c) the global certificates evidencing the Notes (the “Note Certificates”) in the form delivered by the Company to the Trustee for authentication and delivery;

(d) an executed copy of the Base Indenture; and

(e) an executed copy of the First Supplemental Indenture.

The Underwriting Agreement, the Note Certificates and the Indenture are referred to herein collectively as the “Transaction Agreements”.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Company and of each of its officers, directors and other representatives. We have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

The opinion expressed below is subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion as to matters involving the laws of any jurisdiction other than the Commonwealth of Pennsylvania and the State of New York. This opinion is limited to the effect of the current state of the laws of the Commonwealth of Pennsylvania and the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion below is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Notes have been duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement dated February 9, 2012 and filed with the Commission. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

BUCHANAN INGERSOLL & ROONEY PC

By:	/s/ Lewis U. Davis, Jr.
Lewis U. Davis, Jr.
Assistant Vice President—Opinions